Exhibit 10.30

June 10, 2021

George Papandreou, Ph.D.

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

Re: Offer of Employment

Dear Dr. Papandreou,

We are pleased to offer you the position of Sr. Vice President, Quality at Orchestra BioMed, Inc. (“OBIO” or the “Company”) and we are excited about the prospect of having you join our team. You will be reporting to Darren Sherman, President and Chief Operating Officer at OBIO. The starting date for your employment will be mutually agreed by you and the Company provided that it is no later July 12, 2021.

The following are the terms and conditions of our Offer of Employment:

1.

You will be paid your base salary in 24 installments of the gross amount of $11,666.66 which is equivalent to $280,000 on an annual basis, and subject to deductions for applicable taxes and withholdings, in accordance with Company’s regular payroll practices.

2.	Your position with OBIO is an “exempt” position for purposes of the Federal Fair Labor Standards Act.
3.	You will be working out of OBIO’s New Hope, Pennsylavania office. You may be required to travel for work as necessary including to the Fort Lauderdale, Florida office.
4.

You will be eligible for an annual incentive based bonus with a target of 35% of your base salary. The bonus will be awarded based on the achievement of milestones determined by the Company’s Board of Directors and, if awarded, will be paid in accordance with, and subject to the terms of, OBIO’s annual bonus payment practices as may be in effect from time to time.

5.

In addition to your base salary and bonus compensation, you will be eligible to participate in OBIO’s health benefit plans with a monthly contribution by you of 25% of the premium cost. You will also be eligible to participate in a company sponsored (non-matching) 401k plan, subject to the eligibility, vesting and other terms of these plans. Please be aware that OBIO may change its benefits plans (and any required employee contribution) as determine from time to time.

6.

You will be eligible to receive equity compensation of 40,000 shares of OBIO common stock through participation in OBIO’s Incentive Stock option plan that will vest as set forth in the plan. These stock options options will be granted at the fair market value of common stock at time of grant, which is $2.21 as of date of offer letter and will vest in equal quarterly installments over a period of 3 years. All grants of equity compensation are subject to approval by OBIO’s Board of Directors.

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com

7.

You will also receive four weeks (20 business days) of paid vacation annually, which will be accrued based on your start date. In case of an illness, the Company also offers empoyees five paid sick days annually.

8.

As OBIO’s proprietary information is extremely important, this Offer of Employment is expressly subject to your signing the attached Confidentiality, Non-Competition, Non-Solicitation and and Intellectual Property Assignment Agreement.

9.

In accordance with the Federal Immigration Reform and Control Act, this offer is contingent upon your satisfactorily providing documents proving your identity and demonstrating that you are authorized to work in the United States. You must complete an "I-9 form" no later than three days after your employment commences.

10.

OBIO makes this offer contingent upon completion of a satisfactory background investigation, including, but not limited to, verification of former employment, professional certifications, criminal record, designations or licenses, and general financial information (including, without limitation, academic, business, and other references). If we elect to conduct a background investigation, you will be asked to sign a separate background investigation authorization form.

11.

If you are not legally able to work in the United States, if you fail to consent to a background investigation or any part of the background investigation proves unsatisfactory to OBIO, we reserve the right to rescind this offer of employment or terminate your employment immediately without any prior notice to you.

12.

This Offer of Employment supersedes any prior verbal or written representations and does not constitute a guarantee of employment. Your employment with OBIO will be “at-will.” This means that both you and OBIO have the right to terminate your employment at any time, with or without cause, and without further obligation to you other than payment of amounts that are required under applicable law.

13.	Payments to you hereunder are subject to applicable federal, state and local wage withholding requirements.
14.

This Offer of Employment shall be interpreted in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles that might direct application of the laws of any other jurisdiction. By accepting employment, you consent to the exclusive jurisdiction of the appropriate state or federal court located in Broward County, Florida as the venue for any claims arising out of or relating to this Offer of Employment or your employment with OBIO (or any of its subsidiaries, affiliates, parents, successors or assigns). You acknowledge that you are subject to the jurisdiction of such courts and waive any objection to such courts as being inconvenient forums. Both you and OBIO knowingly and voluntarily waive any right to trial by jury in any action arising out of or relating to this offer letter or your employment with OBIO or any of its subsidiaries, affiliates, parents, successors or assigns.

15.

Lastly, the Company understands you have continuing contractual obligations to your former employer, and we intend for you to comply with those obligations. Accordingly, you agree that you will, in all respects while employed by the Company, comply with your contractual obligations to your former employer. Without limiting the foregoing, in accepting employment with OBIO and signing below, you represent that (i) you have not taken or downloaded to your computer, to any USB or to any other electronic device, and/or will return without retaining copies, all trade secret, proprietary, or other confidential information and any other materials which belong to any of your former employer(s); (ii) in connection with your OBIO employment, you will not use or disclose any trade secret, proprietary or other confidential information which belongs to your former employer(s) and if any OBIO employee asks you to use or disclose any trade secret, proprietary or other confidential information belonging to a former employer you shall promptly notify Darren Sherman; (iii) you are not party to any agreement or subject to any policy that would prevent or restrict you from engaging in activities competitive with the activities of your former employer(s) or, if you are subject to such an agreement or policy, you have complied and will comply with it; (iv) you have not solicited or encouraged, and will not request, solicit or encourage, any employees or customers/clients of your former employer(s) to join OBIO in violation of any contractul or common-law obligation or duty to your past employer(s); and (v) you are not subject to any agreement or policy that requires you to provide notice of your resignation to your prior employer(s) in order for such resignation to become effective (or if you are subject to such agreement or policy, you have provided notice, and the notice will have elapsed before your scheduled start date with OBIO).

* * * *

We look forward to a successful and mutually rewarding working relationship. If you have any questions regarding the above, please feel free to call Darren Sherman. This offer is contingent upon your written acceptance prior to 5:00 pm EDT on June 21, 2021.

My signature below indicates that I accept this offer of employment, conditioned upon the terms discussed above. I understand the terms of this offer letter supersede any prior representations or terms made by the Company or any representative of the Company, whether expressed orally or in writing.

Orchestra BioMed, Inc.	Accepted and Agreed:

By:	/s/ Darren R. Sherman	/s/ George Papandreou
	Darren R. Sherman	George Papandreou
	President and COO	June 21, 2021